POWER OF ATTORNEY

	1.	Designation of Attorneys-in-Fact.
The undersigned hereby designates each of Gary J.
Kocher, Kristy T. Harlan and Richard H. Denenny, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

	2.	Powers of Attorney-in-Fact.  Each
attorney-in-fact, as fiduciary, shall have the authority to sign all U.S. Securities and Exchange Commission ("SEC") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

	3.	Effectiveness.  This power of
attorney shall become effective upon the execution of this document.

	4.	Duration.  This power of attorney
shall remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

	5.	Revocation.  This power of attorney
may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

	Date:  October 23, 2007.


		/s/ Robert I. Pennington
		Robert I. Pennington

STATE OF Arizona)

COUNTY OF Pima)

	SIGNED OR ATTESTED before me on 10/23/07 by Robert I. Pennington.

			/s/ _Sandra K. Kratz
			Signature of Notary Public
			Sandra K. Kratz
(SEAL)		Typed Name of Notary
			Residing at Tucson, Arizona
			My commission expires:  4/19/10